Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners of
Crosstex Energy, L.P.:
We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-107025 and 333-127645) and Forms S-3 (Nos. 333-116538, 333-128282, 333-134712 and 333-135951) of Crosstex Energy, L.P. of our report dated April 11, 2007, with respect to the consolidated balance sheet of Crosstex Energy GP, L.P. as of December 31, 2006, which report appears herein this Form 8-K of Crosstex Energy, L.P.
As discussed in Note 2 to the consolidated balance sheet, effective January 1, 2006, Crosstex Energy GP, L.P. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment and Emerging Issues Task Force Issue No. 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights.
     /s/ KPMG LLP
Dallas, TX
April 11, 2007

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